SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
(RULE 13d - 102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

(Amendment No.)*

PDF Solutions, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

693282105
(CUSIP Number)

April 1, 2014
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]           Rule 13d-1(b)
[x]           Rule 13d-1(c)
[ ]           Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Shannon River Partners LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [ ]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

72,545

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

72,545

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

72,545

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.24%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Shannon River Master Fund, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [ ]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

773,665

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

773,665

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

773,665

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.53%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Doonbeg Master Fund, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [ ]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

852,575

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

852,575

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

852,575

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.79%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Shannon River Fund Management LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [ ]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

72,545

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

72,545

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

72,545

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.24%

12.	TYPE OF REPORTING PERSON

OO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Shannon River Capital Management LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [ ]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

72,545

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

72,545

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

72,545

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.24%

12.	TYPE OF REPORTING PERSON

OO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Shannon River Global Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [ ]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

773,665

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

773,665

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

773,665

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.53%

12.	TYPE OF REPORTING PERSON

OO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Doonbeg Global Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [ ]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

852,575

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

852,575

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

852,575

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.79%

12.	TYPE OF REPORTING PERSON

OO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Spencer Waxman

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [ ]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,698,785

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,698,785

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,698,785

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.55%

12.	TYPE OF REPORTING PERSON

IN

This statement is filed with respect to the shares of Common Stock (as defined below) of the Issuer (as defined below) beneficially owned by the Reporting Persons identified below as of April 1, 2014 (the "Schedule 13G").

Item 1(a).                      Name of Issuer:

PDF Solutions, Inc. (the "Issuer").

Item 1(b).                      Address of Issuer's Principal Executive Offices:

333 West San Carlos Street, Suite 1000
San Jose, California

Item 2(a).                      Name of Persons Filing:

The names of the persons filing this statement on Schedule 13G (collectively, the “Reporting Persons”) are:

•	Shannon River Partners LP (the “Shannon River Partners Fund”),
•	Shannon River Master Fund, L.P. (the “Shannon River Master Fund”),
•	Doonbeg Master Fund, L.P. (the “Doonbeg Fund”),
•	Shannon River Fund Management LLC (“SR Management LLC”),
•	Shannon River Capital Management LLC (“SR Capital Management”),
•	Shannon River Global Management, LLC ("SR Global Management"),
•	Doonbeg Global Management, LLC (“Doonbeg Management”), and
•	Spencer Waxman, a United States citizen (“Mr. Waxman).

SR Management LLC, SR Capital Management, SR Global Management and Doonbeg Management are management entities under common control.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The principal business address for each of the Reporting Persons is 850 Third Ave, 13th Floor, New York, New York 10022.

Item 2(c).	Citizenship:

The Shannon River Partners Fund is a Delaware limited partnership.

Each of the SR Management LLC, SR Capital Management, SR Global Management and Doonbeg Management is a Delaware limited liability company.

Each of the Shannon River Master Fund and the Doonbeg Fund is a Cayman Islands limited partnership.

Mr. Waxman is a United States citizen.

Item 2(d).	Title of Class of Securities

Common Stock, $.00015 par value (the "Common Stock")

Item 2(e).	CUSIP Number: 693282105

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), OR 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned by all reporting persons: 1,698,785 shares
(b) Percent of class: 5.55% shares of the outstanding Common Stock
(c) Number of shares as to which the reporting persons have:
(i) sole power to vote or to direct the vote: 0
(ii) shared power to vote or to direct the vote: 1,698,785 shares
(iii) sole power to dispose or to direct the disposition: 0
(iv) shared power to dispose or to direct the disposition: 1,698,785 shares

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [  ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit B attached hereto.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated:  April  11, 2014

SHANNON RIVER PARTNERS LP
By: Shannon River Capital Management LLC, General Partner

By: /s/ Spencer Waxman
     Spencer Waxman, Managing Member

SHANNON RIVER MASTER FUND, L.P.
By: Shannon River Capital Management LLC, General Partner

By: /s/ Spencer Waxman
     Spencer Waxman, Managing Member

DOONBEG MASTER FUND, L.P.
By: Doonbeg Fund Management, LLC, General Partner

By: /s/ Spencer Waxman
     Spencer Waxman, Managing Member

SHANNON RIVER FUND MANAGEMENT LLC

By:  /s/ Spencer Waxman
            Spencer Waxman, Managing Member

SHANNON RIVER CAPITAL MANAGEMENT LLC

By: /s/ Spencer Waxman
           Spencer Waxman, Managing Member

SHANNON RIVER GLOBAL MANAGEMENT, LLC

By: /s/ Spencer Waxman
           Spencer Waxman, Managing Member

DOONBEG GLOBAL MANAGEMENT, LLC

By: /s/ Spencer Waxman
           Spencer Waxman, Managing Member

/s/ Spencer Waxman
                     Spencer Waxman

EXHIBIT A
JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of PDF Solutions, Inc. dated April 11, 2014 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: April 11, 2014

SHANNON RIVER PARTNERS LP
By: Shannon River Capital Management LLC, General Partner

By: /s/ Spencer Waxman
     Spencer Waxman, Managing Member

SHANNON RIVER MASTER FUND, L.P.
By: Shannon River Capital Management LLC, General Partner

By: /s/ Spencer Waxman
     Spencer Waxman, Managing Member

DOONBEG MASTER FUND, L.P.
By: Doonbeg Fund Management, LLC, General Partner

By: /s/ Spencer Waxman
     Spencer Waxman, Managing Member

SHANNON RIVER FUND MANAGEMENT LLC

By: /s/ Spencer Waxman
           Spencer Waxman, Managing Member

SHANNON RIVER CAPITAL MANAGEMENT LLC

By: /s/ Spencer Waxman
            Spencer Waxman, Managing Member

SHANNON RIVER GLOBAL MANAGEMENT, LLC

By: /s/ Spencer Waxman
           Spencer Waxman, Managing Member

DOONBEG GLOBAL MANAGEMENT, LLC

By: /s/ Spencer Waxman
           Spencer Waxman, Managing Member

/s/ Spencer Waxman
                     Spencer Waxman

EXHIBIT B
IDENTIFICATION OF MEMBERS OF THE GROUP

Shannon River Partners LP
Shannon River Master Fund, L.P.
Doonbeg Master Fund, L.P.
Shannon River Fund Management LLC
Shannon River Capital Management LLC
Shannon River Global Management, LLC
Doonbeg Global Management, LLC
Spencer Waxman